EXHIBIT 99.1

News Release

MMC REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

NEW YORK, NEW YORK, February 13, 2007—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the fourth quarter and year ended December 31, 2006. Consolidated revenues in the fourth quarter were $3.1 billion, an increase of 9 percent from 2005. Consolidated net income was $226 million, an increase of over 500 percent from the fourth quarter of 2005, and earnings per share grew to $.40 from $.06. Earnings per share from continuing operations rose to $.39 in the fourth quarter from $.03 last year.

Full-year consolidated revenues were $11.9 billion, an increase of 3 percent from $11.6 billion in 2005. Consolidated net income was $990 million, or $1.76 per share, compared with $404 million, or $.74 per share, in 2005. Results from discontinued operations, net of tax, were $172 million, or $.31 per share, resulting primarily from MMC’s sale of its investment in Sedgwick Claims Management in early 2006. Results from discontinued operations in 2005 were $37 million, or $.07 per share. Income from continuing operations was $818 million, or $1.45 per share, compared with $367 million, or $.67 per share, in 2005. Stock option expense in 2006 was $116 million. Stock option expense in 2005 was $64 million, and related only to the last two quarters of 2005 since MMC adopted SFAS No. 123(R), “Share-Based Payment,” on July 1, 2005.

A number of noteworthy items affected financial results, including restructuring costs and credits; legal and regulatory costs primarily related to market service agreements; and other items indicated in the attached supplemental information. In the fourth quarter of 2006, noteworthy items were a credit of $5 million, including the realized gain of $74 million on the sale of five floors in MMC’s corporate headquarters, while noteworthy items in 2005 reduced earnings per share from continuing operations by $.18. For the full year, noteworthy items reduced earnings per share by $.19 in 2006, compared with $.76 in 2005.

“MMC had another good quarter, reporting its strongest revenue growth in three years,” said Michael G. Cherkasky, president and chief executive officer of MMC. “The progress we saw at Marsh in the first nine months of 2006 continued in the fourth quarter, including improved revenue trends and increased profitability. Revenues from new business at Marsh were the highest they have been since the first half of 2004. In light of this, we are encouraged about Marsh’s prospects in 2007. Throughout the year, Guy Carpenter rose to the challenges of a complex reinsurance marketplace, producing increased revenues driven by double-digit growth in new business. Kroll’s increased revenues in the quarter were driven by solid results in its technology business. In the quarter, Mercer Human Resource Consulting improved margins and produced strong revenue growth, and Mercer Specialty Consulting continued its exceptional performance, reporting double-digit revenue growth. Putnam’s net flows were neutral in the quarter, achieving a long-standing goal.

“The announced sale of Putnam will enhance our financial flexibility and allow us to concentrate on our market-leading risk and human capital businesses. We have reignited MMC’s engines of growth, and we look forward to the future with confidence,” Mr. Cherkasky concluded.

Risk and Insurance Services

Risk and insurance services revenues in the fourth quarter increased 4 percent to $1.4 billion, or 5 percent on an underlying basis. Operating income more than doubled to $127 million, compared with $62 million in the fourth quarter of 2005, reflecting gains from private equity investments, operating efficiencies, cost discipline, and restructuring efforts.

Marsh’s underlying revenues grew 3 percent, excluding the impact of market service revenues, the second consecutive quarter of revenue growth by this measure and the largest in over two years. Strong new business growth across all geographies drove Marsh’s performance. For the full year, new business increased a robust 10 percent, with accelerating growth as the year progressed, including 9 percent growth in the Americas. As reported, Marsh's revenues declined 1 percent to $1.1 billion in the fourth quarter.

Guy Carpenter’s revenues increased 9 percent in the fourth quarter to $171 million, or 8 percent on an underlying basis, driven by 13 percent growth in new business. These results were achieved despite a reinsurance marketplace where increases in U.S. property catastrophe rates were mitigated by reduced reinsurance capacity and higher client risk retentions, and where rates in most other lines of business were stable to down globally.

Risk Capital Holdings generated revenues of $74 million in the fourth quarter, compared with $27 million in the same period of 2005. This increase was entirely due to mark-to-market gains in private equity investments. Full-year revenues were $193 million, compared with $189 million in 2005.

Risk Consulting and Technology

Kroll’s revenues increased 12 percent in the fourth quarter to $241 million, or 4 percent on an underlying basis. Kroll’s technology enabled solutions business produced 17 percent growth in revenues, including double-digit growth in background screening and technology services. Kroll’s profitability in the quarter increased significantly, due to revenue growth, expense control, and the early termination of a licensing agreement. Results reflect the sale of Kroll’s international security business, which has been included in MMC’s discontinued operations.

Consulting

Revenues for consulting increased 15 percent to $1.1 billion in the fourth quarter, or 10 percent on an underlying basis. Operating income grew 24 percent. Full-year revenues increased 11 percent to $4.2 billion, or 9 percent on an underlying basis.

Mercer Human Resource Consulting increased revenues 12 percent to $769 million in the fourth quarter, or 8 percent on an underlying basis. This strong growth was driven by the retirement and investment business and the talent business. Full-year revenues increased 8 percent to $3 billion, or 7 percent on an underlying basis.

Mercer Specialty Consulting’s revenues grew 23 percent to $341 million in the fourth quarter, or 15 percent on an underlying basis. Full-year revenues increased 19 percent to $1.2 billion, or 16 percent on an underlying basis. Each of the Mercer Specialty companies contributed to this exceptional performance, led by Mercer Oliver Wyman, which increased underlying revenues 22 percent.

Investment Management

Putnam’s revenues of $359 million were flat, compared with the fourth quarter last year. Ending assets on December 31, 2006 were $192 billion, comprising $124 billion in mutual fund assets and $68 billion in institutional assets. Average assets under management were $189 billion, compared with $188 billion in the fourth quarter of 2005.

Operating income increased on a year-over-year basis, due to lower expenses. With the announced sale of Putnam on February 1, Putnam will be classified as a discontinued operation in 2007.

Other Items

MMC’s net debt position, which is total debt less cash and cash equivalents, was $2.9 billion at year-end 2006, a decrease of $520 million in the fourth quarter and $640 million in the year, driven by strong operating cash flows. The company increased its quarterly dividend by 12 percent, from $.17 to $.19, payable in the first quarter of 2007.

During the fourth quarter, MMC made a discretionary contribution of its investment position in Trident III of $182 million to its U.K. defined benefits plans.

Conference Call

A conference call to discuss fourth quarter and year-end 2006 results will be held today at 10:00 a.m. Eastern Time. To participate in the teleconference, please dial 866 564 7444 or 719 234 0008 (international). The access code for both numbers is 2424845. The audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the impact of acquisitions and dispositions; future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings concerning our insurance and reinsurance brokerage and investment management operations;

•

the fact that MMC's agreement to sell Putnam, announced on February 1, 2007, is subject to a number of closing conditions, some of which are outside of MMC's control, and we cannot be certain that the transaction will close as planned or that the announced sale price will not be adjusted pursuant to the terms of the sale agreement;

•

Putnam’s performance between now and the closing of the announced sale later in 2007, including the actual and relative investment performance of Putnam’s mutual funds and institutional and other advisory accounts, Putnam’s net fund flows and the level of Putnam’s assets under management;

•	our ability to effectively deploy MMC’s proceeds from the sale of Putnam, and the timing of our use of those proceeds;
•

the fact that our estimate of the dilutive impact of the sale of Putnam on MMC’s future earnings per share is necessarily based on a set of current management assumptions, including assumptions about MMC’s use of sale proceeds and the operating results of Putnam and MMC’s other subsidiaries;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;
•	our ability to retain existing clients and attract new business, and our ability to retain key employees;
•	revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;
•

our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies, including our ability to generate anticipated savings and operational improvements from the actions we announced in September 2006;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	fluctuations in the value of Risk Capital Holdings’ investments;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations; and
•

changes in the tax or accounting treatment of our operations and the impact of other legislation and regulation, including as to licensing matters, in the jurisdictions in which we operate, particularly given the global scope of our businesses.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share figures) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Service Revenue	$ 2,982	$ 2,784	$ 11,699	$ 11,395
Investment Income	81	27	222	183

Total Revenue	3,063	2,811	11,921	11,578

Expense:
Compensation and Benefits	1,843	1,588	7,113	6,897
Other Operating Expenses	823	1,107	3,350	3,828

Total Expense	2,666	2,695	10,463	10,725

Operating Income	397	116	1,458	853
Interest Income	19	14	64	47
Interest Expense	(72)	(79)	(303)	(332)

Income Before Income Taxes and Minority Interest Expense	344	51	1,219	568
Income Taxes	117	30	388	191

Minority Interest Expense, Net of Tax	4	4	13	10

Income from Continuing Operations	223	17	818	367
Discontinued Operations, Net of Tax	3	18	172	37

Net Income	$ 226	$ 35	$ 990	$ 404

Basic Net Income Per Share - Continuing Operations	$ 0.41	$ 0.03	$ 1.49	$ 0.68

- Net Income	$ 0.41	$ 0.06	$ 1.80	$ 0.75

Diluted Net Income Per Share - Continuing Operations	$ 0.39	$ 0.03	$ 1.45	$ 0.67

- Net Income	$ 0.40	$ 0.06	$ 1.76	$ 0.74

Average Number of Shares Outstanding - Basic	551	546	549	538

- Diluted	561	555	557	543

Shares Outstanding at 12/31	552	546	552	546

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Three and Twelve Months Ended (Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
	December 31,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2006	2005	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,129	$1,135	(1)%	2%	(3)%	—
Reinsurance Services	171	155	9%	1%	—	8%
Risk Capital Holdings	74	27	174%	—	—	174%

Total Risk and Insurance Services	1,374	1,317	4%	2%	(3)%	5%

Risk Consulting & Technology	241	215	12%	3%	5%	4%

Consulting
Human Resource Consulting	769	690	12%	4%	—	8%
Specialty Consulting	341	276	23%	3%	5%	15%

Total Consulting	1,110	966	15%	3%	2%	10%

Investment Management	359	360	—	—	—	—

Total Operating Segments	3,084	2,858	8%	2%	—	6%
Corporate Eliminations	(21)	(47)

Total Revenue	$ 3,063	$ 2,811	9%	2%	—	7%

	Twelve Months Ended			Components of Revenue Change
	December 31,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2006	2005	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 4,390	$4,567	(4)%	—	(2)%	(2)%
Reinsurance Services	880	836	5%	—	—	5%
Risk Capital Holdings	193	189	2%	—	(5)%	7%

Total Risk and Insurance Services	5,463	5,592	(2)%	—	(2)%	—

Risk Consulting & Technology	979	872	12%	—	3%	9%

Consulting
Human Resource Consulting	3,021	2,794	8%	1%	—	7%
Specialty Consulting	1,204	1,008	19%	1%	2%	16%

Total Consulting	4,225	3,802	11%	1%	1%	9%

Investment Management	1,385	1,506	(8)%	—	—	(8)%

Total Operating Segments	12,052	11,772	2%	—	—	2%
Corporate Eliminations	(131)	(194)

Total Revenue	$ 11,921	$ 11,578	3%	—	—	3%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $45 and $37 million for the three months ended December 31, 2006 and 2005, respectively and $180 and $151 million for the twelve months ended December 31, 2006 and 2005, respectively.

Revenue includes net investment income (loss) of $72 and $29 million for Risk and Insurance Services and $9 and $(2) million for Investment Management for the three months ended December 31, 2006 and 2005, respectively. Net investment income (loss) was $196 and $180 million for Risk and Insurance Services, $1 and $0 million for Consulting, and $25 and $3 million for Investment Management for the twelve months ended December 31, 2006 and 2005, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Effective January 1, 2007, Risk Consulting and Technology transferred to Insurance Services certain businesses which had revenue of approximately $25 million in 2006.

Insurance Services revenue includes market service revenue of $0 and $29 million for the three months ended December 31, 2006 and 2005, respectively and $43 million and $114 million for the twelve months ended December 31, 2006 and 2005, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Risk and Insurance Services	$ 1,374	$ 1,317	$ 5,463	$ 5,592
Risk Consulting & Technology	241	215	979	872
Consulting	1,110	966	4,225	3,802
Investment Management	359	360	1,385	1,506

	3,084	2,858	12,052	11,772
Corporate/Eliminations	(21)	(47)	(131)	(194)

	$ 3,063	$ 2,811	$ 11,921	$ 11,578

Operating Income (Loss):
Risk and Insurance Services	$ 127	$ 62	$ 677	$ 305
Risk Consulting & Technology	45	16	149	121
Consulting	117	94	466	451
Investment Management	86	59	303	263
Corporate	22	(115)	(137)	(287)

	$ 397	$ 116	$ 1,458	$ 853

Segment Operating Margins:
Risk and Insurance Services	9.2%	4.7%	12.4%	5.5%
Risk Consulting & Technology	18.7%	7.4%	15.2%	13.9%
Consulting	10.5%	9.7%	11.0%	11.9%
Investment Management	24.0%	16.4%	21.9%	17.5%
Consolidated Operating Margin	13.0%	4.1%	12.2%	7.4%
Pretax Margin	11.2%	1.8%	10.2%	4.9%
Effective Tax Rate	34.0%	58.8%	31.8%	33.7%
Potential Minority Interest Associated with the Putnam
Equity Partnership Plan Net of Dividend Equivalent
Expense Related to MMC Common Stock Equivalents	$ 4	$ 3	$ 13	$ 4

Marsh & McLennan Companies, Inc.
Supplemental Information - Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:
The year-over-year comparability of MMC's fourth quarter and twelve-month financial results is affected by a number of noteworthy items and stock option expense. The following table identifies the impact of noteworthy items on operating income for the periods indicated.

	Risk & Insurance Services	Risk Consulting & Technology	Consulting	Investment Management	Corporate	Total

Three Months Ended December 31, 2006

Restructuring Charges (a)	$ 37	$ —	$ 10	$ —	$ (72)	$ (25)
Accelerated Amortization/Depreciation	5	—	—	—	4	9
Settlement, Legal and Regulatory (b)	11	—	—	—	—	11

Total Impact in 2006	$ 53	$ —	$ 10	$ —	$ (68)	$ (5)

Three Months Ended December 31, 2005

Restructuring Charges (a)	$ 62	$ —	$ 1	$ —	$ 4	$ 67
Employee Retention Awards	(10)	—	7	—	—	(3)
Settlement, Legal and Regulatory (b)	19	—	—	10	28	57
Other	1	—	—	—	11	12

Total Impact in 2005	$ 72	$ —	$ 8	$ 10	$ 43	$ 133

Twelve Months Ended December 31, 2006
Restructuring Charges (a)	$ 100	$ 1	$ 27	$ —	$ (41)	$ 87
Accelerated Amortization/Depreciation	28	—	—	—	10	38
Settlement, Legal and Regulatory (b)	43	—	—	(7)	—	36

Total Impact in 2006	$ 171	$ 1	$ 27	$ (7)	$ (31)	$ 161

Twelve Months Ended December 31, 2005

Restructuring Charges (a)	$ 257	$ —	$ 1	$ —	$ 59	$ 317
Employee Retention Awards	78	—	37	—	—	115
Settlement, Legal and Regulatory (b)	88	—	—	(2)	4	90
Estimated Mutual Fund Reimbursement (c)	—	—	—	35	—	35
Other	12	—	—	4	9	25

Total Impact in 2005	$ 435	$ —	$ 38	$ 37	$ 72	$ 582

Notes:

(a) Primarily includes severance and related charges, costs for future rent and other costs for real estate resulting from cost reduction initiatives and the gain on the sale of certain floors in MMC's headquarters building (see MMC's Form 10-Q for the period ended March 31, 2005 and Form 8-K dated September 20, 2006 for more information).

(b) Reflects costs of certain legal and regulatory matters, including legal fees and settlement costs arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005; and market-timing and other issues at Putnam. Regulatory expenses in Risk and Insurance Services include fees for professional services provided by other MMC companies; the resulting inter-company balances are eliminated in Corporate. The credits for Investment Management represent insurance recoveries relating to previously expensed legal fees.

(c) Reflects costs to address issues relating to the calculation of certain amounts paid by the Putnam mutual funds in previous years. The previous payments were cost reimbursements by the Putnam mutual funds to Putnam for transfer agency services related to defined contribution operations.

Interest Expense. A noteworthy item affecting 2005 net income was the $34 million prepayment penalty related to a mortgage refinancing of MMC's headquarters building in New York, recorded as interest expense.

Stock Option Expense. The year-over-year comparability of MMC's fourth quarter and twelve-month financial results is affected by MMC's adoption, effective July 1, 2005, of SFAS 123(R) ("Share Based Payment"). Stock option expense for the three months ended December 31, 2006 was $23 million: Risk and Insurance Services - $9 million, Risk Consulting & Technology - $0 million, Consulting - $9 million, Investment Management - $3 million, Corporate - $2 million. Stock option expense for the twelve months ended December 31, 2006 was $116 million: Risk and Insurance Services - $47 million, Risk Consulting & Technology - $2 million, Consulting - $41 million, Investment Management - $14 million, Corporate - $12 million. A charge of $33 million and $64 million for the quarter and twelve months ended December 31, 2005, respectively, is reflected in Corporate results.

Impact on Operating Income and Margins in Risk and Insurance Services. In Risk and Insurance Services, noteworthy items and stock option expense together totaled $218 million for the twelve months of 2006, affecting segment operating margin by 4 percentage points. Noteworthy items totaled $435 million for twelve months of 2005, affecting segment operating margin by 7.7 percentage points. Adjusting for these impacts, the segment's adjusted operating income was $895 million and adjusted operating margin was 16.4 percent for the twelve months of 2006, compared to adjusted operating income of $740 million and an adjusted operating margin of 13.2 percent for the twelve months of 2005. The adjusted operating income and adjusted segment operating margin are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. MMC believes that presenting these measures may help investors and others understand aspects of Risk and Insurance Services operating performance that may not be apparent from MMC's reported GAAP results. However, non-GAAP financial measures are not a substitute for MMC's reported GAAP information, and may not be comparable to similar information provided by industry peers.

Marsh & McLennan Companies, Inc. Supplemental Information - Putnam Assets Under Management (Billions) (Unaudited)
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005

Mutual Funds:
Growth Equity	$ 26	$ 26	$ 27	$ 31	$ 31
Value Equity	37	36	36	37	37
Blend Equity	28	26	26	27	26
Fixed Income	33	30	30	31	32

Total Mutual Fund Assets	124	118	119	126	126

Institutional:
Equity	36	34	32	34	34
Fixed Income	32	30	29	29	29

Total Institutional Assets	68	64	61	63	63

Total Ending Assets	$ 192	$ 182	$ 180	$ 189	$ 189

The asset information above includes the following:

Assets from Non-US Investors	$ 36	$ 34	$ 31	$ 32	$ 32

Assets in Prime Money Market Funds	$ 4.3	$ .5	$ .6	$ .2	$ .5

Average Assets Under Management:
Quarter	$ 189	$ 179	$ 185	$ 190	$ 188

Year-to-Date	$ 186	$ 185	$ 188	$ 190	$ 196

Net Flows including Dividends Reinvested:
Quarter	$ (0.1)	$ (3.1)	$ (6.0)*	$ (6.6)	$ (6.4)

Year-to-Date	$ (15.8)	$ (15.7)	$ (12.6)	$ (6.6)	$ (31.7)

Impact of Market/Performance on Ending
Assets Under Management	$ 9.9	$ 5.5	$ (3.5)	$ 7.0	$ 2.8

* Net redemptions in the quarter ended June 30, 2006 include $2.8 billion of redemptions in institutional equity resulting from ending Putnam's alliance with an Australian partner.

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,089	$2,020
Net receivables	3,008	2,730
Assets of discontinued operations	—	153
Other current assets	737	359

Total current assets	5,834	5,262
Goodwill and intangible assets	7,775	7,773
Fixed assets, net	1,043	1,178
Long-term investments	597	277
Pension Related Asset	613	1,596
Other assets	2,275	1,806

TOTAL ASSETS	$18,137	$17,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,111	$498
Accounts payable and accrued liabilities	2,477	1,733
Regulatory settlements - current portion	238	333
Accrued compensation and employee benefits	1,507	1,413
Liabilities of discontinued operations	—	89
Accrued income taxes	216	192
Dividends payable	—	93

Total current liabilities	5,549	4,351
Fiduciary liabilities	3,704	3,795
Less - cash and investments held in a fiduciary capacity	(3,704)	(3,795)

	-	-
Long-term debt	3,860	5,044
Regulatory settlements	173	348
Pension, postretirement and postemployment benefits	1,089	1,180
Other liabilities	1,647	1,609

Total stockholders' equity	5,819	5,360

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,137	$17,892

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis - Discontinued Operations Reclassification (Millions) (Unaudited)

The following table provides reclassified prior period reported amounts to reflect discontinued operations classification for Kroll Security International, which was sold in December 2006.

	Three Months Ended				Twelve Months Ended
2006	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
Risk and Insurance Services
Insurance Services	$ 1,146	$ 1,106	$ 1,009	$ 1,129	$ 4,390
Reinsurance Services	281	214	214	171	880
Risk Capital Holdings	46	28	45	74	193

Total Risk and Insurance Services	1,473	1,348	1,268	1,374	5,463

Risk Consulting &Technology	234	265	239	241	979

Consulting
Human Resource Consulting	739	751	762	769	3,021
Specialty Consulting	262	297	304	341	1,204

Total Consulting	1,001	1,048	1,066	1,110	4,225

Investment Management	345	339	342	359	1,385

Total Operating Segments	3,053	3,000	2,915	3,084	12,052
Corporate Eliminations	(37)	(30)	(43)	(21)	(131)

Total Revenue	$ 3,016	$ 2,970	$ 2,872	$ 3,063	$ 11,921

	Three Months Ended				Twelve Months Ended
2005	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
Risk and Insurance Services
Insurance Services	$ 1,232	$ 1,172	$ 1,028	$ 1,135	$ 4,567
Reinsurance Services	282	192	207	155	836
Risk Capital Holdings	63	54	45	27	189

Total Risk and Insurance Services	1,577	1,418	1,280	1,317	5,592

Risk Consulting &Technology	216	219	222	215	872

Consulting
Human Resource Consulting	695	718	691	690	2,794
Specialty Consulting	229	254	249	276	1,008

Total Consulting	924	972	940	966	3,802

Investment Management	398	377	371	360	1,506

Total Operating Segments	3,115	2,986	2,813	2,858	11,772
Corporate Eliminations	(62)	(31)	(54)	(47)	(194)

Total Revenue	$ 3,053	$ 2,955	$ 2,759	$ 2,811	$ 11,578

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis - Discontinued Operations Reclassification (Millions) (Unaudited)

The following table provides reclassified prior period reported amounts to reflect discontinued operations classification for Kroll Security International, which was sold in December 2006.

	Three Months Ended				Twelve Months Ended
2006	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
Operating Income (Loss):
Risk and Insurance Services	$ 268	$ 139	$ 143	$ 127	$ 677
Risk Consulting &Technology	24	42	38	45	149
Consulting	113	124	112	117	466
Investment Management	64	76	77	86	303
Corporate	(68)	(42)	(49)	22	(137)

	401	339	321	397	1,458

Interest Income	16	13	16	19	64

Interest Expense	(78)	(78)	(75)	(72)	(303)

Income Before Income Taxes and Minority Interest, Net of Tax	339	274	262	344	1,219
Income Taxes	96	97	78	117	388
Minority Interest Expense, Net of Tax	2	3	4	4	13

Income from Continuing Operations	241	174	180	223	818
Discontinued Operations, Net of Tax	175	(2)	(4)	3	172

Net Income	$ 416	$ 172	$ 176	$ 226	$ 990

Basic Income Per Share - Continuing Operations	$0.44	$0.32	$0.33	$0.41	$1.49

Diluted Income Per Share - Continuing Operations	$0.43	$0.31	$0.32	$0.39	$1.45

	Three Months Ended				Twelve Months Ended
2005	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
Operating Income (Loss):
Risk and Insurance Services	$ 137	$ 86	$ 20	$ 62	$ 305
Risk Consulting &Technology	37	34	34	16	121
Consulting	110	130	117	94	451
Investment Management	50	71	83	59	263
Corporate	(73)	(30)	(69)	(115)	(287)

	261	291	185	116	853

Interest Income	9	11	13	14	47

Interest Expense	(69)	(73)	(111)	(79)	(332)

Income Before Income Taxes and Minority Interest, Net of Tax	201	229	87	51	568
Income Taxes	70	68	23	30	191
Minority Interest Expense, Net of Tax	2	2	2	4	10

Income from Continuing Operations	129	159	62	17	367
Discontinued Operations, Net of Tax	5	7	7	18	37

Net Income	$ 134	$ 166	$ 69	$ 35	$ 404

Basic Income Per Share - Continuing Operations	$0.24	$0.30	$0.11	$0.03	$0.68

Diluted Income Per Share - Continuing Operations	$0.24	$0.29	$0.11	$0.03	$0.67